                                  EXHIBIT 2.3(b)



               Registration Rights Agreement dated June 28, 1996
                  between the Company and Michael W. Fletcher,
                        as Stockholders' Representative
                                (conformed copy)

                            REGISTRATION RIGHTS AGREEMENT


    THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is entered into as of June 28, 1996, by and among SITEL CORPORATION, a Minnesota corporation ("SITEL") and MICHAEL W. FLETCHER as Stockholders' Representative ("Stockholders' Representative").

    This Agreement is made in connection with a reverse triangular merger involving a wholly-owned subsidiary of SITEL and National Action Financial Services, Inc. ("NAFS"). In connection with such merger, SITEL has issued to the Holders in the aggregate 1,371,226 shares of the Common Stock of SITEL (the "Shares") and SITEL has agreed to grant to the Holders certain registration rights with respect to a portion of the Shares as set forth in this Agreement.

    The parties agree as follows:

    Section 1. CERTAIN DEFINITIONS. In addition to the other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following respective meanings:

         a.   "ACT" means the Securities Act of 1933, as amended.

         b. "COMMISSION" means the Securities and Exchange Commission or any other federal agency at the time administering the Act.

         c. "HOLDERS" means, collectively, the holders of Registrable Securities, presently comprised of Michael W. Fletcher and the other stockholders of NAFS, all of whom who are signatory to a Stockholders' Representative Agreement dated as of June 6, 1996. The term "HOLDER" refers to each of the Holders individually.

         d. "REGISTRABLE SECURITIES" means sixty percent (60%) of (1) the Shares held by Holders and (2) any shares of SITEL's Common Stock issued to Holders as a dividend or other distribution with respect to, or in exchange for or in replacement of such Shares, which Registrable Securities shall be pro rata among the Holders in the same proportions as they hold Shares; PROVIDED that Shares which would otherwise constitute Registrable Securities shall cease to be Registrable Securities once they have been sold to the public or otherwise sold, transferred or conveyed by a Holder.

         e. The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Act and the declaration or ordering of effectiveness of such registration statement.

    Section 2. SHELF REGISTRATION. SITEL shall file a registration statement with the Commission covering the Registrable Securities for a non-underwritten offering to be made on a continuous or delayed basis in the future pursuant to Rule 415 of the Act ("shelf registration"). SITEL may file such shelf registration on such registration form as it may elect. SITEL shall use its best efforts to cause such registration statement to become effective under the Act as soon as practicable following the filing by SITEL of its 10-Q for its first fiscal quarter ending August 31, 1996 with the Commission. Such 10-Q is expected to contain the minimum 30 days post-merger combined results for NAFS and SITEL which, under "pooling-of-interests" requirements, must be reported before the Registrable Securities may be transferred. SITEL shall use its best efforts to cause the shelf registration statement to remain effective until the earliest of the following events (the "Expiration Date"): (i) expiration of two
(2) years after the effective time of the merger in which the Registrable Securities were issued, (ii) expiration of the minimum holding period under subsection (d) of Rule 144, as amended from time to time, after which persons including affiliates may resell such Registrable Securities pursuant to Rule 144, or (iii) less than five percent (5%) of the Registrable Securities have not been sold to the public and remain covered by the shelf registration statement.

    Section 3.  LIMITATIONS ON SHELF REGISTRATION.    SITEL shall not be
required to prepare and file a registration statement pursuant to Section 2 hereof which would become effective within six (6) months following the effective date of a registration statement (other than a registration statement filed on Form S-8 or any successor form) filed by SITEL with the Commission pertaining to an underwritten public offering of securities for cash for the account of SITEL. SITEL shall have the right to suspend or delay for up to and including ninety (90) consecutive days (the "Delay Period") the effectiveness of the shelf registration filed pursuant to Section 2 at any time under certain circumstances described in this Section 3 upon five (5) days advance written notice to the Stockholders' Representative (the "Delay Notice"), and the Holders agree that they shall not make any offers or sales of their Registrable Securities pursuant to the shelf registration during the Delay Period and the Stockholders' Representative shall execute and deliver to SITEL any documents reasonably requested by SITEL to further evidence such agreement on the part of the Holders; PROVIDED that if SITEL exercises its right to delay the shelf registration under such circumstances SITEL shall either (a) use its best efforts to cause the shelf registration to become effective as to the remaining Registrable Securities as soon as practicable following the conclusion of such Delay Period and to remain in effect until the Expiration Date or (b) include the remaining Registrable Securities in another registration statement filed by SITEL and use its best efforts to cause such other registration statement to become effective as soon as practicable following the conclusion of such Delay Period and to remain in effect for a period of not less than ninety (90) days (or such shorter period in which all of the Registrable Securities of the Holders included in such registration statement shall have been sold thereunder); and PROVIDED further that during the period beginning with the date of this Agreement and ending six months after the date that the shelf registration first becomes effective (plus such number of additional days comprising the total of any Delay Periods that occur during such six month period) SITEL shall not be entitled to give a Delay Notice with respect to another registered offering unless all of the remaining Registrable Securities which the Holders desire to be included are included on a firmly underwritten basis or, in the case of a best efforts underwritten offering, are all included in such offering and are sold on the same basis as that of all other selling stockholders of SITEL. The certain circumstances permitting delay by SITEL include the determination in good faith by SITEL's Board of Directors, legal counsel, and, if applicable, the managing underwriter that continuing the shelf registration's effectiveness at such time would force premature disclosure of major transactions or preclude SITEL from engaging in or impede significant transactions which SITEL's Board of Directors deems advisable such as additional registered offerings, additional pooling acquisitions, or share buy-backs.

    Section 4. PIGGYBACK REGISTRATION. If, at any time and from time to time during a period commencing on the date hereof and ending on the Expiration Date, SITEL shall propose to register in a public offering any of its common stock to be offered for cash pursuant thereto (whether for SITEL's account or for the account of other shareholders, other than (i) any registration on Form S-4 or Form S-8 or any successor form, or (ii) a registration solely for the account of James F. Lynch following termination of his employment with SITEL pursuant to the demand registration rights granted to him in connection with his employment agreement, it shall give written notice ("SITEL's Notice") to all Holders of Registrable Securities of its intention to file such registration statement (a "SITEL registered offering") at least thirty (30) days prior to filing such registration statement with the Commission. If any Holder of Registrable Securities desires to dispose of all or part of such Holder's Registrable Securities in connection with such SITEL registered offering, it may request inclusion of all or part of such Holder's Registrable Securities in the registration statement for such SITEL registered offering by delivering to SITEL, within twenty (20) days after receipt of SITEL's Notice, written notice of such request (collectively, the "Holder's Notices" and individually a "Holder's Notice") stating the number of shares of Holder's Registrable Securities to be included. SITEL shall use its best efforts to cause all shares of Registrable

Securities specified in the Holder's Notice to be included in the registration statement for SITEL's registered offering so as to permit the sale or other disposition by such Holder of such shares of Registrable Securities in SITEL's registered offering (in which case such Holder's shares of Registrable Securities would be deregistered from any concurrent shelf registration in
Section 2), subject however, to the limitations set forth in Section 5 hereof.

    Section 5. LIMITATIONS ON PIGGYBACK REGISTRATION. SITEL shall have the right to limit the aggregate size of the public offering to be made by SITEL or the number of shares of Registrable Securities to be included therein pursuant to Section 4 by holders of Registrable Securities if requested to do so in good faith by the managing underwriter of the offering on the grounds that such size offering or the inclusion of such shares would jeopardize the success of the offering. Whenever the number of shares of Registrable Securities which may be registered pursuant to Section 4 is limited by the provisions of this Section 5, SITEL shall include in such registration (i) first, the securities SITEL proposes to sell, and (ii) second, the shares of Registrable Securities requested to be sold by the Holders and all other selling stockholders of SITEL, pro rata among such Holders and such other selling stockholders in proportion to the aggregate number of shares of SITEL owned by such Holders and such other selling stockholders which they proposed to be sold in such offering; provided, however, in the event of a registration requested by persons other than the Holders pursuant to a demand registration right, the securities requested to be sold by such persons shall have priority for inclusion over the securities requested to be sold by the Holders and by all other selling stockholders.

    Section 6.  REGISTRATION PROCEDURES.

         a. If and when SITEL is required by the provisions of this Agreement to use its best efforts to effect the registration of shares of Registrable Securities, SITEL shall:

              (i) Prepare and file with the Commission a registration statement with respect to such shares and use its best efforts to cause such registration statement to become and remain effective by the times and for the periods provided herein;

              (ii) Prepare and file with the Commission such supplements or amendments to such registration statement and supplements to the prospectuses used in connection therewith as may be necessary to keep such registration statement effective and current for the periods provided herein;

              (iii) Furnish to the Holders such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as the Holders may reasonably request to facilitate the public offering of the Registrable Securities;

              (iv) Use its best efforts to register or qualify the shares covered by such registration statement under such other securities or Blue Sky or other applicable laws of such jurisdictions as the Holders shall reasonably request; provided, however, SITEL shall not be obligated to qualify to do business in such jurisdiction or consent to general service of process in such jurisdiction;

              (v) Notify counsel for the Holders, promptly after it shall receive notice thereof, of the time when such registration statement has become effective under the Securities Act and the blue sky laws or a supplement to any prospectus forming a part of such registration statement has been filed;

              (vi) Notify counsel for the Holders promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

              (vii) Prepare and file with the Commission and blue sky authorities, promptly upon the request of the Holders, any amendments or supplements to such registration statement or prospectus which, in the reasonable opinion of counsel for the Holders (and reasonably concurred in by counsel for SITEL), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Securities;

              (viii) Prepare and promptly file with the Commission and promptly notify counsel for the Holders of the filing of such amendment or supplement to any such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

              (ix) Advise counsel for the Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement under the Securities Act or the initiation or threatening of any proceeding for such purpose, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

              (x) Not file any amendment or supplement to such registration statement or prospectus if, in the opinion of counsel for the Holders, such amendment or supplement does not comply in all material respects with the requirements of the Act or the rules and regulations thereunder, after having been furnished with a copy substantially in the form thereof at least five business days before the filing thereof; provided, however, that if in the opinion of counsel for SITEL the filing of such amendment or supplement is reasonably necessary to protect SITEL from any liabilities under any applicable federal or state law and such filing will not violate applicable law, SITEL may make such filings; and

              (xi) Use its best efforts to cause all such Registrable Securities to be listed on each securities exchange or over-the-counter market on which similar securities issued by SITEL are then listed and file all required listing applications and pay all required fees in connection with such listings.

              (xii) Cooperate with Holders in effecting the transfer of any shares sold pursuant to a registration effected hereunder.

    Section 7. EXPENSES OF REGISTRATION. Except as provided below, all expenses incurred by SITEL in effecting any registration requested pursuant to
Section 2 and all expenses incurred by SITEL in effecting any registration requested pursuant to Section 4 hereof, including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with Blue Sky laws (including, without limitation, fees and disbursements of underwriters counsel relating thereto), fees and disbursements of counsel for SITEL, and expenses of any audits incidental to or required by any such registration ("Registration Expenses") shall be borne by SITEL. However, SITEL shall have no obligation to pay or otherwise bear (i) any underwriting discounts or brokerage fees or commissions relating to the sale of Registrable Securities by the Holders, or (ii) any Registration Expenses if the payment of such expenses by SITEL is prohibited by the laws of a state in which such offering is qualified and only to the extent so prohibited, or (iii) any expenses of any compliance with Blue Sky laws which pertains only to an individual Holder, which expenses shall be borne by such individual Holder, or (iv) any fees and disbursements of counsel for the Holders.

    Section 8.  INDEMNIFICATION.

         (a) SITEL shall indemnify, hold harmless and defend each Holder, its officers, directors, partners, legal counsel and accountants, each underwriter of the Registrable Securities and each person who controls a Holder or any such underwriter within the meaning of Section 15 of the Act and will reimburse such Holder against any and all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereof, incident to any registration or qualification of the Registrable Securities, or which arise out of or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by SITEL of any rule or regulation promulgated under the Act or any state securities laws applicable to SITEL and relating to action or inaction required of SITEL in connection with any such registration, qualification or compliance, and will reimburse each such indemnified party for any legal and any other expenses reasonably incurred by them in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that SITEL will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission, made in reliance upon and in conformity with written information furnished to SITEL by an instrument duly executed by or on behalf of such Holder or and such underwriter and stated to be specifically for use therein.

         (b) Each Holder shall, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify SITEL, and each of its officers, directors, legal counsel and accountants, and each person who controls SITEL within the meaning of Section 15 of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in strict conformity with written information furnished to SITEL by an instrument duly executed by or on behalf of such Holder and stated to be specifically for use therein. Each Holder's obligation for indemnification pursuant to this Section 8(b) is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all such Holders and not joint.

         (c) Each person to be indemnified pursuant to this Section 8 (the "Indemnified Party") shall, promptly after its receipt of written notice of the commencement of any action against such Indemnified Party in respect of which indemnity may be sought from an indemnifying person under this Section 8 (the "Indemnifying Party") notify the Indemnifying Party in writing of the commencement thereof, PROVIDED, however, that the failure of any person to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. If any such action shall be brought against any Indemnified Party and it shall notify an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent it may desire, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof with counsel satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section 8 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation unless (i) the Indemnified Party shall have employed counsel in an action in which the Indemnified Party and Indemnifying Party are both defendants and there is a conflict of interest between such parties that would prevent counsel from adequately representing both parties,
(ii) the Indemnifying Party shall not have employed counsel satisfactory within the exercise of reasonable judgment of the Indemnified Party to represent the Indemnified Party within a reasonable time after the notice of the commencement of the action or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. The undertaking contained in this Section 8 shall be in addition to any liabilities which the Indemnifying Party may have pursuant to law.

         (d) If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements, actions or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    Section 9. NO TRANSFER OF REGISTRATION RIGHTS. The rights to cause SITEL to register securities granted to a Holder under Sections 2 and 4 may not be transferred or assigned by any Holder.

    Section 10. LOCK-UP AGREEMENT. Each Holder of Registrable Securities agrees in connection with any firmly underwritten public offering of SITEL's common stock that, upon request of SITEL or the underwriters managing any underwritten offering of SITEL's securities, such Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in such firmly underwritten public offering) without the prior written consent of SITEL or such underwriters, as the case may be, for such period of time (not to exceed 90 days) from the effective date of such registration as may be requested by such managing underwriters; provided, however, that the Holders shall have no obligation to enter into such lock-up agreement described herein unless all executive officers, directors and holders of more than 10% of the SITEL's outstanding Common Stock enter into similar agreements. In order to enforce the foregoing covenant, SITEL may impose stop-transfer instructions with respect to the Registrable Securities until the end of such lock-up period.

    Section 11. RULE 144 AVAILABILITY. With a view to making available to the Holders the benefits of certain rules and regulations of the Commission which at any time permit the sale of the Registrable Securities to the public without registration, SITEL agrees, for a period of three years after the date of this Agreement, to:

         (a) make and keep adequate current public information available, as such terms are understood and defined in Rule 144 under the Act, at all times;

         (b) file with the Commission in a timely manner all reports and other documents required of SITEL under the Act and the Securities and Exchange Act of 1934, as amended; and

         (c) so long as any Holder owns any unregistered Registrable Securities, furnish to such Holder forthwith upon request a written statement by SITEL as to its compliance with the reporting requirements of said Rule 144 and of the Act and Exchange Act, a copy of the most recent annual or quarterly report of SITEL and such other reports and documents of SITEL as the Holder may reasonably request in availing Holder of any rule or regulation of the Commission allowing the sale of any such securities without registration.

    Section 12. AMENDMENT. Any modification, amendment, or waiver of this Agreement or any provision hereof shall be effective only if in writing and executed by the Holders and SITEL.

    Section 13. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Nebraska without regard to its conflicts of laws principles.

    Section 14. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

    Section 15. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall either be delivered personally or by facsimile or be mailed by first class mail, postage prepaid, addressed as follows:

    If to a Holder, to such Holder in care of:

         Michael W. Fletcher
         Stockholders' Representative
         National Action Financial Services, Inc.
         2877 Brandywine Road, Suite 300
         Atlanta, Georgia 30341
         Facsimile:  (770) 936-0699

    If to SITEL:

         SITEL Corporation
         13215 Birch Street, Suite 100
         Omaha, Nebraska  68164
         Attention: President
         Facsimile:  (402) 498-2699

or at such other address as either party shall have furnished to the other party in writing. All notices shall be deemed effective (a) when received, if personally delivered or sent by facsimile or sent by overnight delivery, or (b) three days after deposit in the regular U.S. mail, if mailed as set forth above.


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

    Section 16. SEVERABILITY. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    Section 17.  ENTIRE AGREEMENT.   This Agreement constitutes the full and
entire understanding and agreement between the parties with regard to the subject matter hereof.

    Section 18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                            [SIGNATURES ON FOLLOWING PAGE]


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

    IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.


                             SITEL Corporation, a Minnesota corporation


                             By:  /S/ MICHAEL P. MAY
                                ----------------------------------


                             Title:   PRESIDENT
                                    -------------------------------


                             STOCKHOLDERS' REPRESENTATIVE


                               /S/
                             ----------------------------------------------
                             Michael W. Fletcher, individually and in his
                             capacity as a Stockholders' Representative
                             pursuant to a Stockholders' Representative
                             Agreement dated as of June 6, 1996, by and among Michael W. Fletcher and the NAFS Stockholders signatory thereto


                                          12